MINING LEASE

This Mining Lease (“Lease Agreement”) is made effective this 7th day of August, 2006 (the “Effective Date”), by and between Joel Johnson (“Johnson” or “Lessor”) of 98 South 400 West, P.O. Box 93, Marysvale, Utah 84750, as Lessor, and Deer Trail Mining Company, LLC (“Deer Trail” or “Lessee”) of 8880 Rio San Diego Drive, 8th Floor, San Diego, California 92108, as Lessee .

WHEREAS, Johnson is the owner of certain mining claims more fully described below (the “Claims”); and

WHEREAS, Deer Trail desires to lease the Claims for the purpose of conducting mine exploration, evaluation, and possible mining activities on the Claims, as more particularly described herein; and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.

Property Leased. In consideration of the covenants and agreements hereinafter expressed to be kept and performed by Deer Trail, Johnson hereby leases to Deer Trail the following premises located in Piute County, State of Utah consisting of patented mining claims and mill sites (if any):

Crown Point, Lot #45 and Clyde, Lot #44 both in Mount Baldy Mining District which are more particularly described in a Deed of Distribution by Personal Representative dated August 6, 1994 and recorded in the Office of the Piute County Recorder as entry No. 97473 in Book 47, pages 726-27 (collectively the “Leased Premises”).

Johnson has furnished Deer Trail with copies of (or at its option made available for copying by Deer Trail) all maps, drawings, drilling reports, other reports and any available mine history, showing the location of drill holes, drifts driven, stockpiles, blocked out reserves, probable and or possible reserve estimates, assays, assay reports, development and other data, as is reasonably available to Johnson.  Deer Trail agrees to return any and all such information to Johnson as soon as copied or within thirty (30) days.  At any termination of this Lease Agreement, Deer Trail agrees to furnish any similar data or information as to its development of the Claims to Johnson on the same basis. Deer Trail agrees to accept the property “as is” and to indemnify and hold Johnson harmless for any damages incurred by Johnson arising out of damage to property or the personal injury or death of the employees or agents of Deer Trail, where such damage arises on account of or in connection with the use, operation or development of the property by Deer Trail.

Deer Trail shall carry at its own cost a combined single limit commercial general liability form policy of insurance in the amount of at least ONE MILLION DOLLARS ($1,000,000.00) indemnifying and holding Johnson and Deer Trail harmless from and against all claims for injuries and death sustained by Deer Trail’s employees, consultant’s or agents or damage to property on the Leased Premises.  Deer Trail will provide Johnson with proper certificate documentation providing evidence that Deer Trail has obtained all required insurance coverage, including but not limited to Worker’s Compensation insurance for its employees and business.

Johnson agrees, warrants and represents that he has taken all action necessary to enter into this Lease Agreement, and this Lease Agreement is a binding obligation.

2.

Term; Extension of Term. Deer Trail shall hold the Leased Premises for the purpose of exploring, evaluating and mining all kinds of minerals and ores for a period of approximately two (2) years from the Effective Date hereof and ending July 31, 2008, unless the Lease Agreement is extended as provided below or sooner terminated under any provision contained herein.  Deer Trail shall have the right to extend the term of this Lease Agreement for up to fifty (50) consecutive additional one (1) year periods by giving Johnson written notice of Deer Trail’s election to extend on or before July 31 of each year, beginning in 2008.

3.

Rent and Other Payments to Johnson.  Deer Trail agrees to pay to Johnson Fifteen Thousand Dollars ($15,000) upon execution of this Agreement and an additional Sixteen Thousand Dollars ($16,000) on or before October 1, 2006 as rent for the first year of the term of this Lease Agreement.  Deer Trail also agrees to pay to Johnson Four Thousand Dollars ($4,000) on or before August 1, 2007 as rent for the second year of the term of this Lease Agreement.  For each additional year that Deer Trail elects to extend the term of this Lease Agreement, Deer Trail shall pay to Johnson an annual Lease Extension Rent Payment on or before August 1 of each extended year.  The Lease Extension Rent Payment for the fiscal year August 1, 2008 through July 31, 2009 to be paid on or before August 1, 2008 (if Deer Trail elects to extend the Lease Agreement) shall be Three Thousand Dollars ($3,000).  For each additional year the Lease is extended by Deer Trail, the annual Lease Extension Payment shall increase by ten percent (10.0%) per year.  Further, Deer Trail agrees to keep accurate records and to render to Johnson on an annual basis statements showing the amount and character of any ore production taken from the mine.  In addition, Deer Trail agrees to pay to Johnson an amount equal to three percent (3%) of the gross sales proceeds from all ore, concentrates, and all other productions of mineral resources extracted from the Claims.  Johnson will be allowed to inspect all financial records of Deer Trail that constitute, refer to, or reflect sales.  The three percent (3%) gross sales proceeds annual payments by Deer Trail shall be made to Johnson at the above address, within sixty (60) days of the end of each fiscal year (July 31) of the term of this Lease Agreement during which Deer Trail shall have received payment for any shipments. Deer Trail’s obligation to pay the gross sales proceeds payments during the term of this Lease Agreement shall survive termination or expiration of this Lease Agreement.  All data gathered by Deer Trail concerning the Leased Premises during the term of this Agreement shall be shared with Johnson within thirty (30) days of when such data was completed.

4.

Mining Activities.  The primary purpose of this Lease Agreement is to allow Deer Trail access to the Claims to conduct an extensive preproduction feasibility study and to analyze the potential of the Claims.  Deer Trail agrees to perform all work in a thorough and workmanlike manner, to keep underground workings securely timbered, drained, and clear of loose rock and rubbish, to properly dispose of loose rock outside the mine, to comply with all mining and environmental laws, rules and regulations.  Deer Trail’s activities shall include preproduction feasibility study and underground mining of the present working improvements of the Claims.  Deer Trail agrees that there will be no surface mining or bulk mining on the Leased Premises.  Deer Trail shall conduct its activities in such a manner that no more than five (5) acres of surface area at the leased premises are disturbed.  Deer Trail shall pay any and all costs incurred by Deer Trail or Johnson in the nature of penalties, damages, reclamation costs or other costs or expenses if five (5) or more acres of the Leased Premises surface area are disturbed.  Any areas disturbed by Deer Trail will be brought back to a good state during the term of this Lease Agreement.  No jigging or other on site processing of ore shall occur on the Leased Premises without Johnson’s prior written consent.  Deer Trail shall present any new mining plans developed from Deer Trail’s activities to Johnson for approval, which approval shall not be unreasonably withheld, prior to Deer Trail’s implementation of any new mining plan.

Johnson will retain the surface rights to the entire Leased Premises, but Deer Trail may utilize the ground surface within two hundred (200) feet of each portal and such additional ground as is reasonably necessary and agreeable between the parties for exploitation of the mineral resources found.

Deer Trail reserves the right to utilize the Crown Point adit to drill off the 8600 area of the Deer Trail Mine.  This may include expanding the adit as well as drilling.

During the first year of the term of this Lease Agreement, Deer Trail agrees to:

a.

Survey each adit and conduct a survey to tie in the adits, leaving permanent survey stations near each portal for future reference.  All reports, including maps, will be delivered to Johnson within one month of completion.

b.

Map the surface around the adits, both topographically and geologically.

c.

Geologically map each adit, and sample the walls and/or backs of each adit, where appropriate and/or practical.  The sample locations will be marked on the walls of the adit for future reference.

d.

The samples will either be sent out for assay or will be assayed at the Deer Trail Mine.  Sample rejects will be available to Johnson, should he want them.  All data pertaining to the samples will be given to Johnson, including sample maps.

e.

Determine the depth of the stope below the upper adit, down to the muck pile and suspend a video camera into the stope from above, to explore the condition of the walls.

f.

Extend a walkway over the stope to allow access to the end of the upper adit.

 During the second year of the term of this Lease Agreement, Deer Trail agrees to:

a.

Percussion drill the walls of the adits, where appropriate and/or practical, to determine if mineralization extends into the walls around each adit

b.

Diamond drill and/or percussion drill above the upper adit, from inside the adit,

c.

Diamond drill and/or percussion drill down from the upper adit, adjacent to the walls of the stope

d.

Diamond drill and/or percussion drill down from the intermediate adit, beneath the stope, to determine if ore extends below.

Should the programs described above suggest the potential of additional ore-bearing mineralization left in the mine, Deer Trail will attempt to prove up mineral reserves.  Should adequate ore-grade mineralization be proven up to warrant mining, Deer Trail will have the right to develop the mines during the term of this Lease Agreement, extracting and processing of the ore and selling the concentrate.

Should minerals be extracted from the mine and processed, Deer Trail will allow Johnson to:

Be in attendance when the ore is crushed, sampled and stockpiled.  Johnson may also be in attendance at the time the samples are fine-crushed, split, and pulverized.  Johnson will be issued ½ of all sample rejects for his own purposes.  Assay results of the head sample taken by Deer Trail will be issued to Johnson.  At any time during milling of the mineral, Johnson may be in attendance and may take samples of the mill tails.  Johnson may also be in attendance at the time the concentrate is shipped and will be privy to the weight shipped.  Finally, Johnson will receive copies of the smelter-returns sheets.

Deer Trail will repair any muck slides, etc, that occur onto the public access road.

Deer Trail will repair and/maintain the portal areas of each adit and may elect to install track, or widen any of the adits to allow access with appropriate machinery.

Deer Trail will maintain Mine Rescue coverage for the periods of surveying, geology and drilling, and will maintain the mine with a good safety record, allowing inspections by MSHA at any time.

Copies of all reports, data, maps, diamond drill hole logs, percussion drill hole logs, and all other appropriate information, will be issued to Johnson within one month of completion.

5.

Right of Access; Liability of Persons Other than Deer Trail’s Employees and Representatives.  Johnson or his designated representative shall have the right at any time and with prior notice to enter upon the Leased Premises to inspect the same and take samples therefrom, and to use the Leased Premises for non-mining activities, so long as Johnson’s activities do not unreasonably disrupt or interfere with Deer Trail’s operations on, or deny Deer Trail’s quiet enjoyment of, the Lease Premises.  This right of access will be used at Johnson’s own liability.

Deer Trail shall have full responsibility and liability for Deer Trail’s employees, consultants or other representatives on the Leased Premises, but Deer Trail shall not be responsible or liable for the public’s entrance on the Leased Premises, unless such liability results from Deer Trail’s fault.  Johnson shall have full responsibility and liability for Johnson and Johnson’s employees, consultants, family members or other representatives and for all other persons such as trespassers, hikers, ATV riders, etc. on the Leased Premises.  Deer Trail may post “Private Property – No Trespassing” signs adjacent to the access road.

6.

Taxes and Assessments. Deer Trail agrees to pay when due all taxes and assessments levied against the Leased Premises on account of the production of ore under this Lease Agreement. All assessment work shall be performed by Deer Trail and affidavits of labor recorded by Deer Trail in due time as may be required by law, with copies provided to Johnson at the time any such documents are recorded.

7.

Default by Deer Trail. Deer Trail agrees that in case of its failure in any substantial respect to keep and fulfill any one or more of the covenants or agreements herein or its failure to pay any rent or net smelter returns due Johnson, Johnson may declare Deer Trail to be in default. Upon any default by Deer Trail, Johnson shall give Deer Trail written notice of such default and Deer Trail shall have sixty (60) days thereafter to correct such default. In the event said default remains uncorrected after said sixty (60) days, this Lease Agreement shall terminate.  Upon expiration or termination of this Lease Agreement, Deer Trail shall have a period of sixty (60) days in which to remove any and all of its own mining equipment being used in operating the Leased Premises or transporting ore from such operations;  Deer Trail shall post any required reclamation bond and complete any and all reclamation activities required by federal, state or local law within said sixty (60) days, or as soon thereafter as possible; and Deer Trail agrees to surrender and deliver to Johnson quiet and peaceable possession of the Leased Premises.

In the event that a default occurs due to Deer Trail’s failure to pay to Johnson any rent or three percent (3%) gross sales proceeds due to Johnson, then Deer Trail shall continue to be liable to pay all delinquent rent or three percent (3%) gross sales proceeds payments to Johnson, regardless of whether Johnson terminates this Lease.

8.

Assignment, Successors and Assigns.  Each party, with the prior written consent of the other, which consent shall not be unreasonably withheld, shall have the power to assign or sublet this Lease Agreement or any interest hereunder.  If Deer Trail’s rights under this Lease Agreement are ever assigned, sold, leased or otherwise conveyed to another person or entity (other than Unico, Incorporated or one of Unico, Incorporated’s subsidiary or affiliated companies), the Lessee shall pay to Johnson three percent (3%) of the consideration paid for such conveyance; and for all subsequent conveyances during the term of this Lease Agreement.  All covenants and agreements contained herein shall extend to and be binding upon the heirs, legal representatives, successors, and permitted assigns of the parties.

9.

Termination. Deer Trail may, at any time, surrender and terminate this Lease Agreement upon giving to Johnson sixty (60) days notice in writing and paying all rent and three percent (3%) gross sales proceeds payments owing through the effective date of termination. The parties may also terminate this Lease Agreement by mutual agreement. This Lease Agreement shall terminate upon expiration of its term, unless extended by Deer Trail. Johnson may terminate this Lease Agreement as described in paragraph 7 above or otherwise as permitted by law. If this Lease Agreement is terminated, Deer Trail shall record a release of the Notice of Interest in a form satisfactory to Johnson.  Should Deer Trail fail to record the release as herein required, Deer Trail hereby appoints Johnson as Deer Trail’s attorney-in-fact to execute and record such release of Notice of Interest, and the execution and recordation by Johnson of the release of Notice of Interest shall have the same validity and effect as if said document had been executed and recorded by Deer Trail.  All improvements that are attached to the Leased Premises during the term of this Lease Agreement, thereby becoming fixtures, shall become Johnson’s property upon termination of this Lease Agreement.

10.

No Commingling of Ores. Deer Trail agrees to keep all of the ore removed from the Leased Premises separate from ore removed from the Deer Trail Mine, the Bromide Basin Mine, and all other mines that may be operated by Unico in the future. Deer Trail will take steps to assure that there is no commingling of ores, so that Deer Trail’s performance under this Lease Agreement can be accurately measured and any amounts to become due and owing to Johnson under this Lease Agreement in the future can be accurately computed.

11.

Use of Water Rights.  Johnson owns certain water rights and Johnson has a spring located on nearby property owned by Johnson.  Johnson hereby agrees to allow Deer Trail to install a water line, at Deer Trail’s expense, between the spring on Johnson’s property, and the mine adits, and to use the amount of water, as Deer Trail determines is reasonably necessary, for drilling and mining purposes on the Leased Premises.

12.

Compliance with Laws. All operations of Deer Trail shall be conducted so as to comply with the laws of the State of Utah and with all statutes, rules, regulations, orders, and requirements of federal authorities and Deer Trail agrees to indemnify and hold harmless Johnson for any obligations, liens or similar liabilities arising as a result of the operations of Deer Trail and constituting a lien or obligation against the Leased Premises. The parties understand and agree that the mine is an underground mine and that no significant reclamation of the mine site is anticipated following normal mining procedures on the Claims. Johnson is not aware of any notice of non-compliance from any governmental agency regarding the property. Each party to this Lease Agreement shall be responsible for any environmental, pollution, reclamation or aesthetic requirements or liability legitimately made or assessed by a governmental entity attributable to each party’s respective period of occupancy and operation of the Claims. To the extent permitted by law, Deer Trail shall be entitled to any depletion allowance on the property as a result of its mining activities.  Deer Trail shall be responsible for any environmental, pollution, reclamation, or aesthetic requirements related to the property, which arise on or after the Effective Date of the Lease Agreement, and Deer Trail shall defend and hold Johnson harmless from and against any claim, liability or expense, including assessment or remediation costs, arising out of any such environmental, pollution, reclamation, or aesthetic requirements.

13.

Force Majeure.  If either party hereto shall be delayed or prevented  from the performance of any act required hereunder by reason of acts of God, strikes, lockouts, labor troubles, civil disorder, inability to procure materials, restrictive governmental laws or regulations or other cause without fault and beyond the control of the party obligated (financial inability excepted), performance of such act shall be excused for the period of delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay; provided, however, nothing in this Paragraph 12 shall excuse Deer Trail from the prompt payment of any amount due hereunder, and the term of this Lease Agreement shall not be extended by any such delay.

14.

Entire Agreement; Governing Law. This Lease Agreement contains the entire agreement between the parties hereto and any amendments thereto shall be in writing. This Lease Agreement shall be governed and construed under the laws of the State of Utah.  This Lease Agreement shall be binding upon and inure to the benefit of each party and their respective heirs, estates and assigns.

EXECUTED at Marysvale, Utah effective as of the date first above written.

LESSOR: JOEL JOHNSON	LESSEE: DEER TRAIL MINING COMPANY, LLC
By: /s/ Joel Johnson Joel Johnson, an individual	By: /s/ Mark A. Lopez Mark A. Lopez, Co-Manager

AGRS/1360.2